Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-128293, 333-152815 and 333-195955) on Form S-8 and in Registration Statement (No. 333-181817) on Form S-3 of Orchids Paper Products Company of our report dated March 9, 2015, relating to our audits of the consolidated financial statements, the financial statement schedules and internal control over financial reporting, which appears in the Annual Report on Form 10-K of Orchids Paper Products Company for the year ended December 31, 2014.

/s/ HoganTaylor LLP

Tulsa, Oklahoma
March 9, 2015